Exhibit 10.1

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of December, 2009, by and among Enable Growth Partners LP, Pierce Diversified Strategy Master Fund LLC, and Enable Opportunity Partners LP (collectively the “Holders”) and Guangzhou Global Telecom, Inc., a Florida corporation (referred to as the “Company”).

W I T N E S S E T H:

WHEREAS, the Holders are the record and beneficial owners of (i) certain convertible debentures in the principal amount of $3,000,000 (the “Convertible Debenture”) and (ii) common stock purchase warrants to purchase a total of 156,097,534 shares of the Company’s common stock (the “Warrants”); all issued pursuant to a transaction dated July 31, 2007 and amended on November 3, 2008, as described in greater detail under Form 8-K’s of the Company filed on August 1, 2007 and November 5, 2008, respectively, with the Securities and Exchange Commission including exhibits thereto (the “Transaction”);

WHEREAS, the Holders are the record and beneficial owners of 32,704,376  restricted shares of the Company (the “Restricted Shares”);

WHEREAS, the Holders desire to cancel the Convertible Debenture, Warrants and Restricted Shares in exchange for certain amount of payment and to release the Company from any liabilities in connection therewith upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Payment by the Company. As consideration for the cancellation of the Convertible Debenture, Warrants and Restricted Shares, the Company shall pay to the Holders an aggregate amount of US$1,300,000 (the “Payoff Amount”) at the Closing (as defined below). Such payment shall be made in accordance to the amounts and wire instructions for each Holder attached hereto as Exhibit A.

2. Delivery by the Holders. On or before January 15, 2010, the Holders will deliver the original Convertible Debenture and Warrants to Anslow & Jaclin, LLP to be held in esvrow pending receipt of the Payoff Amount by the Holders. Upon actual receipt of the Payoff Amount, the instruments shall be cancelled and shall have no further force or effect.

3. Closing. The Closing of the transaction described in this Agreement shall take place on such date as mutually determined by the parties hereto (the “Closing”), which is expected to be on or before January 21, 2010, unless extended by mutual consent of the parties hereto.

4. Conditional Release.

(a)            Upon actual receipt of the Payoff Amount, the Holders hereby irrevocably and unconditionally release the Company and its past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Company Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Holders and their predecessors, legal representatives, successors or assigns, ever had, now have, or hereafter can, shall, or may have, against the  Released Parties, including but not limited to the Convertible Notes and Warrants, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever through the date of this Agreement.

                      Upon actual receipt of the Payoff Amount, the Holders agree that they will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with the Company and/or the Convertible Debentures and/or the Warrants with respect to all of the claims released herein arising through the date of execution of this Agreement (whether known or unknown to it and including any continuing effects of any acts or practices prior to the date of execution of this Agreement). Upon actual receipt of the Payoff Amount, the Holders acknowledge that they are not entitled to any other payments or benefits of any kind.

(b)           The Company hereby irrevocably and unconditionally release the Holders and its past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Holder Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Company and their predecessors, legal representatives, successors or assigns, ever had, now have, or hereafter can, shall, or may have, against the Holder Released Parties, including but not limited to the Convertible Notes and Warrants, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever through the date of this Agreement.

                      The Company agrees that they will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with the Company and/or the Convertible Debentures and/or the Warrants with respect to all of the claims released herein arising through the date of execution of this Agreement (whether known or unknown to it and including any continuing effects of any acts or practices prior to the date of execution of this Agreement). The Holders acknowledge that they are not entitled to any other payments or benefits of any kind.

5. Representations, Warranties and Covenants.

(a)            Each party has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement by each party does not and will not violate any provision of any law, regulation or order, or conflict with or result in the breach of, or constitute a default under, any material agreement or instrument to which each party is a party or by which each party may be bound or affected.

(b)           Each party hereby agrees to indemnify and defend the other parties and their directors and officers and hold them harmless from and against any and all liability, damage, cost or expense incurred on account of or arising out of the actions of an indemnifying party for:

                 (i)    Any breach of or inaccuracy in representations, warranties or agreements herein;

 (ii)    Any action, suit or proceeding based on a claim that any of said representations, warranties or agreements were inaccurate or misleading or otherwise cause for obtaining damages or redress from an indemnifying party or any of its directors or officers.

(c)           The representations, warranties and agreements contained in this Agreement shall be binding on each party’s successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the other parties.

6. Entire Agreement. This Agreement constitutes the complete understanding between the parties hereto with respect to the subject matter hereof, and no alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each party.  This Agreement supersedes and terminates any and all prior agreements or understandings between the parties regarding the subject matter hereof.

7. Fees and Costs. The Holders and the Company shall each bear their own fees and costs incurred in connection with this Agreement.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

9. Governing Law. This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of New York.

10. Survival of Representations and Warranties. All representations and warranties made by the Holders and the Company shall survive the Closing.

11. Jurisdiction and Venue. Any claim or controversy arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement, shall be submitted for resolution to a court of competent jurisdiction in New York.  The parties hereby consent to personal jurisdiction and venue in New York.

12. Construction and Severability. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Paragraph Headings.  The paragraph headings contained in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

15. Execution Knowing and Voluntary.  In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Holders:

ENABLE GROWTH PARTNERS LP

By: _______________________________________
Name:
Title

PIERCE DIVERSIFIED STRATEGY MASTER FUND LLC

By: _______________________________________
Name:
Title

ENABLE OPPORTUNITY PARTNERS LP

By: _______________________________________
Name:
Title:

Company:

GUANGZHOU GLOBAL TELECOM, INC.

By: _______________________________________
Name: Yankuan Li
Title: President and Chief Executive Officer

Exhibit A – Wire Instructions For Payoff Amount

Holder	Payoff Amount	Wire Instructions
Enable Growth Partners LP	$1,105,000
Bank:                               Bank of New York
                                         New York, NY
ABA #:                            02100018
A/C Name:                      Jeggeries & Company, Inc.
                                         Harborside Financial Center
                                         Plaza III, Suite 705
                                         Jersey City, NJ 07311
A/C #:                             890-000-7001

Further Credit to:           Enable Growth Partners LP
Further Credit to #:       662-70205

Enable Opportunity Partners LP	$130,000
Bank:                               Bank of New York
                                         New York, NY
ABA #:                            02100018
A/C Name:                      Jeggeries & Company, Inc.
                                         Harborside Financial Center
                                         Plaza III, Suite 705
                                         Jersey City, NJ 07311
A/C #:                             890-000-7001

Further Credit to:           Enable Opportunity Partners LP
Further Credit to #:        662-70213

Pierce Diversified Strategy Master Fund LLC	$65,000
Bank:                               Bank of New York
                                         New York, NY
ABA #:                            02100018
A/C Name:                      Jeggeries & Company, Inc.
                                         Harborside Financial Center
                                         Plaza III, Suite 705
                                         Jersey City, NJ 07311
A/C #:                             890-000-7001

Further Credit to:       Pierce Diversified Strategy Master Fund LLC
Further Credit to #:       662-70225